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Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Investor Relations Amy Carpi (203) 656-7651 amy.carpi@jetblue.com
Corporate Communications Gareth Edmondson-Jones (718) 709-3089 gareth.edmondson-jones@jetblue.com

JetBlue Airways Announces Three-for-Two Stock Split

NEW YORK, October 7, 2003—JetBlue Airways Corporation (NASDAQ: JBLU) announced today that its Board of Directors has declared a three-for-two stock split of the company's common stock.

The three-for-two stock split will be distributed on November 20, 2003 to stockholders of record at the close of business on November 10, 2003. Cash will be paid in lieu of fractional shares. Once the stock split is completed, the number of outstanding shares of common stock will increase by 50 percent to approximately 101 million shares.

"The three-for-two stock split reflects our confidence in the Company's future growth prospects," said David Neeleman, CEO of JetBlue Airways.

About JetBlue

JetBlue is a low-fare, low-cost passenger airline, which provides high-quality customer service. JetBlue operates a fleet of 47 new Airbus A320 aircraft and is scheduled to place into service another six A320s by the end of 2003. The airline recently placed an order for 100 EMBRAER 190 aircraft with options for an additional 100. The first EMBRAER 190 is scheduled to be delivered in mid 2005. All JetBlue aircraft feature roomy all-leather seats each equipped with free live satellite television, offering up to 24 channels of DIRECTV® Programming at every seat.*

Based out of New York City's John F. Kennedy International Airport, JetBlue currently operates 186 flights a day and serves 22 destinations in 11 states and Puerto Rico with plans to commence service from Boston, Massachusetts beginning January 7, 2004. With JetBlue, all seats are assigned, all travel is ticketless, all fares are one-way, and a Saturday night stay is never required. For more information, schedules and fares, please visit www.jetblue.com or call JetBlue reservations at 1-800-JETBLUE (538-2583). This press release, as well as past press releases, can be found on www.jetblue.com.

*
DIRECTV® service is not available on flights between New York City and San Juan, Puerto Rico.

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This press release contains statements of a forward-looking nature which represent our management's beliefs and assumptions concerning future events. Forward-looking statements involve risks, uncertainties and assumptions and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including without limitation, potential hostilities in the Middle East or other regions, our ability to implement our growth strategy and our dependence on the New York market, our fixed obligations and our limited operating history, seasonal fluctuations in our operating results, increases in maintenance costs, fuel prices and interest rates, our competitive environment, our reliance on sole suppliers, government regulation, our failure to properly integrate LiveTV or enforce its patents, our ability to hire qualified personnel, the loss of key personnel and potential problems with our workforce including work stoppages, and continuing changes in the airline industry following the September 11th terrorist attacks and the increased risk of future attacks as well as potential risks with the delivery, placing into service and integration into our operations of the EMBRAER 190 aircraft. Additional information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to, the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

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  Exhibit 99.1
JetBlue Airways Announces Three-for-Two Stock Split